Exhibit 5.1

Dentons Durham Jones Pinegar P.C .111 South Main Street, Suite 2400 Salt Lake City, Utah 84111 United States dentons.com

June 12, 2024

Genasys Inc.

16262 West Bernardo Drive

San Diego, California 92127

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Genasys Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the proposed offer and sale from time to time by the selling securityholders named in the Registration Statement, of (i) up to 355,556 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) that may be issued as partial payment of interest (the “Interest Shares”) under a Term Loan and Security Agreement the Company entered into on May 13, 2024 (the “Loan Agreement”), (ii) up to 3,068,182 warrants to purchase shares of Common Stock at an exercise price of $2.53 per share (the “Private Placement Warrants”) originally issued pursuant to the Loan Agreement and a Warrant Agreement the Company entered into on May 13, 2024 (the “Warrant Agreement”), and (iii) up to 3,068,182 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the Private Placement Warrants, all of which may be sold on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus. The Interest Shares, Private Placement Warrants and Warrant Shares are collectively referred to as the “Securities.”

We understand that the selling securityholders may sell, transfer or otherwise dispose of any or all of the Securities offered by the Prospectus from time to time as described under the caption “Plan of Distribution” in the Prospectus.

In connection with this opinion letter, we have examined the Registration Statement (including exhibits thereto), the Prospectus, the Loan Agreement and the Warrant Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

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June 12, 2024 Page 2	dentons.com

On the basis of the foregoing, we are of the opinion that (i) the Interest Shares have been duly authorized, and when such Interest Shares are issued in accordance with the Loan Agreement, such Interest Shares will be validly issued, fully paid and nonassessable, (ii) the Private Placement Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Private Placement Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture, and (iii) the Warrant Shares have been duly authorized, and when issued and delivered upon exercise of the Private Placement Warrants, such Warrant Shares will be validly issued, fully paid and nonassessable.

In connection with the opinion expressed above, we have assumed that each party to the Loan Agreement and Warrant Agreement has been duly organized and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of the Loan Agreement and Warrant Agreement (a) are within its organizational powers, (b) do not contravene or constitute a default under the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provisions of applicable law or regulation or any judgment injunction, order or decree or any agreement or other instrument finding upon such party, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company.

In addition, we have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Interest Shares, Private Placement Warrants or Warrant Shares are offered and sold as contemplated by the Registration Statement and (ii) all Interest Shares, Private Placement Warrants and Warrant Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons Durham Jones Pinegar P.C.